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                                                                    EXHIBIT 23.5

CONSENT OF FINANCIAL ADVISOR

We hereby consent to the use in this Registration Statement on Form S-4 of Regions Financial Corporation of our letter to the Board of Directors of American Bancshares of Houma, Inc. included as Appendix C to the Proxy Statement/Prospectus that is a part of this Registration Statement, and to the references to such letter and to our firm in such Proxy Statement/Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


NATIONAL CAPITAL CORPORATION

By: /s/ J. Ken Walters

June 27, 1996